Exhibit 99.1

Sizmek Inc.

Summary Quarterly Pro Forma Non-GAAP Financial Information

Basis of Presentation Description

2013

The  reported financial statements and schedules for Sizmek reflect the combined historical results of operations for Digital Generation, Inc.’s (DG) online business conducted through its online subsidiaries and an allocable portion of certain DG corporate expenses.  These combined financial statements include expense allocations for (1) certain corporate functions historically provided by DG, including, but not limited to, finance, audit, legal, information technology, human resources, communications, compliance, and shared services; and (2) share-based compensation. The allocations may not, however, reflect the full expense Sizmek would have incurred as an independent, publicly traded company for the periods presented. We believe Sizmek has benefited from sharing the corporate cost structure of DG rather than incurring such costs ourselves on a stand-alone basis.  For 2013, DG incurred consolidated corporate overhead of $24.2 million. The amount of such 2013 corporate overhead that was allocated to Sizmek in the reported financial statements was $9.1 million; in accordance with the allocation principles for preparing carve out financial statements. As a result, these carve out financial statements include corporate overhead expenses which represent approximately 40% of DG’s total corporate overhead for 2013.  After the spin-off, we expect about 70% to 75% of DG’s total corporate overhead will shift to Sizmek, rather than the 40% that has been allocated in these financial statements.  Accordingly, it is expected our operating expenses will increase on a stand-alone basis by approximately $8 million to $9 million. Actual costs that may have been incurred if we had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.   For comparison purposes, we have included a schedule reconciling amounts reflected on a combined basis with pro forma amounts which include the increased corporate overhead expenses expected on a stand-alone basis.

Sizmek Inc.

Summary Quarterly Pro Forma Non-GAAP Financial Information

2013

	Amounts Included as Segment Adjusted EBITDA by DG in Prior Years	Allocated Corporate Overhead Under Carve- Out Accounting Rules	Carve Out Financials	Pro Forma Corporate Overhead(2)	Pro Forma Standalone
	Year Ended December 31, 2013
Revenues	$161,132	$—	$161,132	$—	$161,132
Cost of revenues	53,452	—	53,452	—	53,452
Sales and marketing	52,955	1,237	54,192	2,826	57,018
Research and development	9,647	118	9,765	258	10,023
General and administrative	6,760	7,701	14,461	5,196	19,657
Adjusted operating expenses(1)	122,814	9,056	131,870	8,280	140,150
Segment Adjusted EBITDA before corporate overhead	$38,318
Adjusted EBITDA			$29,262		$20,982
Depreciation & amortization			23,833
Share-based compensation			6,401
Acquisition, integration and other expenses			5,877
Interest & Other			42
Provision (benefit) for income taxes			(2,180)
Net income (loss)			$(4,711)

	Three Months Ended December 31, 2013
Revenues	$47,568	$—	$47,568	$—	$47,568
Cost of revenues	14,481	—	14,481	—	14,481
Sales and marketing	13,835	282	14,117	734	14,851
Research and development	2,572	20	2,592	74	2,666
General and administrative	2,070	1,542	3,612	1,701	5,313
Adjusted operating expenses(1)	32,958	1,844	34,802	2,509	37,311
Segment Adjusted EBITDA before corporate overhead	$14,610
Adjusted EBITDA			$12,766		$10,257
Depreciation & amortization			6,191
Share-based compensation			1,478
Acquisition, integration and other expenses			2,483
Interest & Other			68
Provision (benefit) for income taxes			(3,722)
Net income (loss)			$6,268

	Three Months Ended September 30, 2013
Revenues	$38,228	$—	$38,228	$—	$38,228
Cost of revenues	13,122	—	13,122	—	13,122
Sales and marketing	12,113	191	12,304	825	13,129
Research and development	2,065	(10)	2,055	104	2,159
General and administrative	1,332	2,129	3,461	1,115	4,576
Adjusted operating expenses(1)	28,632	2,310	30,942	2,044	32,986
Segment Adjusted EBITDA before corporate overhead	$9,596
Adjusted EBITDA			$7,286		$5,242
Depreciation & amortization			5,927
Share-based compensation			1,452
Acquisition, integration and other expenses			1,286
Interest & Other			158
Provision (benefit) for income taxes			251
Net income (loss)			$(1,788)

(1)      Adjusted operating expenses exclude depreciation and amortization; share-based compensation; acquisition, integration and other expenses; and goodwill impairment.

(2)      Represents incremental expenses the Company expects to incur on a stand-alone basis following the February 7, 2014 spin-off from DG.  See “Basis of Presentation” above.

	Amounts Included as Segment Adjusted EBITDA by DG in Prior Years	Allocated Corporate Overhead Under Carve- Out Accounting Rules	Carve Out Financials	Pro Forma Corporate Overhead(2)	Pro Forma Standalone
	Three Months Ended June 30, 2013
Revenues	$41,267	$—	$41,267	$—	$41,267
Cost of revenues	13,715	—	13,715	—	13,715
Sales and marketing	13,646	370	14,016	646	14,662
Research and development	2,535	49	2,584	45	2,629
General and administrative	1,543	2,218	3,761	1,010	4,771
Adjusted operating expenses(1)	31,439	2,637	34,076	1,701	35,777
Segment Adjusted EBITDA before corporate overhead	$9,828
Adjusted EBITDA			$7,191		$5,490
Depreciation & amortization			5,842
Share-based compensation			1,631
Acquisition, integration and other expenses			631
Interest & Other			146
Provision (benefit) for income taxes			173
Net income (loss)			$(1,232)

	Three Months Ended March 31, 2013
Revenues	$34,069	$—	$34,069	$—	$34,069
Cost of revenues	12,134	—	12,134	—	12,134
Sales and marketing	13,361	394	13,755	621	14,376
Research and development	2,475	59	2,534	35	2,569
General and administrative	1,815	1,812	3,627	1,370	4,997
Adjusted operating expenses(1)	29,785	2,265	32,050	2,026	34,076
Segment Adjusted EBITDA before corporate overhead	$4,284
Adjusted EBITDA			$2,019		$(7)
Depreciation & amortization			5,873
Share-based compensation			1,840
Acquisition, integration and other expenses			1,477
Interest & Other			(331)
Provision (benefit) for income taxes			1,118
Net income (loss)			$(7,958)

(1)      Adjusted operating expenses exclude depreciation and amortization; share-based compensation; acquisition, integration and other expenses; and goodwill impairment.

(2)      Represents incremental expenses the Company expects to incur on a stand-alone basis following the February 7, 2014 spin-off from DG.  See “Basis of Presentation” above.